Exhibit 3.1

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ARTICLE IV. COMMITTEES

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Section 3. Audit Committee. The Audit Committee shall assist the Board in fulfilling its responsibility to the Corporation’s shareholders with respect to its oversight of:

(1)	The integrity and accuracy of the Corporation’s financial statements;

(2)	The Corporation’s process for monitoring compliance with financial reporting laws and regulations;

(3)	The Corporation’s internal system of accounting and financial controls;

(4)	The Corporation’s internal audit function and financial audit process;

(5)	The appointment, compensation, retention and evaluation of the Corporation’s independent auditor and Chief Audit Executive; and

(6)	Such other matters as may be delegated to the committee by the Board from time to time.

The authority, duties and responsibilities of the committee shall be set forth in a Committee Charter adopted by the committee and approved by the Board.

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Section 6. Risk Committee. The Risk Committee shall assist the Board in fulfilling its responsibility to the Corporation’s shareholders with respect to its oversight of the Corporation’s enterprise-wide risk management function (including, among other things, the identification, assessment, measurement, monitoring, and management of key risks to the Corporation and its subsidiaries), as well as such other matters as may be delegated to the committee by the Board from time to time.

The authority, duties and responsibilities of the committee shall be set forth in a Committee Charter adopted by the committee and approved by the Board.

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